Exhibit 11

                       AZTAR CORPORATION AND SUBSIDIARIES
              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
         For the periods ended September 26, 1996 and September 28, 1995
         ---------------------------------------------------------------
                      (in thousands, except per share data)


                                           Third Quarter         Nine Months
                                        ------------------- -------------------
                                          1996      1995      1996      1995
                                        --------- --------- --------- ---------
Net income                              $     47  $  4,574  $    856  $  7,059
Deduct: preferred stock dividend
  (net of income taxes credited to
  retained earnings)                        (177)     (159)     (501)     (471)
                                        --------- --------- --------  --------

Net income applicable to computation    $   (130) $  4,415  $    355  $  6,588
                                        ========  ========  ========  ========
Weighted average common shares
  assuming no dilution                    42,518    38,159    39,738    37,944
   Common equivalent shares
    Additional shares applicable to
      stock options based on the
      weighted average market price        1,186     1,050     1,140     1,027
                                        --------  --------  --------  --------
Weighted average common shares
  applicable to net income per
  common and common equivalent share      43,704    39,209    40,878    38,971

    Additional shares applicable to
      stock options based on the market
      close price at the end of the period     3         1        29        66

   Conversion of preferred stock at
    the stated rate                          953       992       966     1,001
                                        --------  --------  --------  --------
Weighted average common shares
  assuming full dilution                  44,660    40,202    41,873    40,038
                                        ========  ========  ========  ========

Net income per common and common
  equivalent share                      $     --  $    .11  $    .01  $    .17

Net income per common share assuming
  full dilution                         $     --  $    .11  $    .01  $    .16